Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Karen Sherman

Vice President, Community and Public Relations

Papa John’s International

502-261-4987

PAPA JOHN’S ANNOUNCES ELECTION
OF TWO NEW BOARD MEMBERS

F. William Barnett and Philip Guarascio Join Board of Directors

Louisville, KY (August 6, 2003) – Papa John’s International, Inc. (NASDAQ:  PZZA) announced that F. William Barnett and Philip Guarascio were elected to its Board of Directors at the Company’s Board meeting today.  Mr. Barnett was elected for a term expiring May 2004 and Mr. Guarascio for a term expiring May 2006.

Mr. Barnett retired earlier this year after 23 years working with McKinsey & Company, Inc.  He was a director in McKinsey’s Dallas office and led the firm’s Strategy Practice. His consulting practice focused on advising and assisting companies with strategic planning, resolving complex organizational issues and implementing operational improvements.  From 1977 to 1981, Mr. Barnett served with the U.S. Department of State and from 1973 to 1976 he worked in the Office of the Secretary of Defense.  He currently serves on the Boards of Centex Construction Products and a nonprofit organization, The International Rescue Committee.

Mr. Guarascio retired as Vice President, Advertising and Corporate Marketing for General Motors in 2000.  In addition to integrating media buying across the organization and leading strategic initiatives in GM’s advertising, Mr. Guarascio was instrumental in developing and implementing the successful GM Card program.  Prior to joining GM in 1985, Mr. Guarascio spent 21 years with the New York advertising firm of Benton & Bowles, Inc.  He serves on the Boards of Applied Graphics Technology and Arbitron Inc. and has a senior advisory relationship with the National Football League.

“We’re honored to have Bill and Phil join our Board,” said John H. Schnatter, Founder and Chief Executive Officer of Papa John’s.  “We look forward to each of them lending their expertise and experience to help us grow the Papa John’s brand.”

In May 2003 Papa John’s announced the election of two Board members, Olivia F. Kirtley and Norborne P. Cole, Jr.  As previously announced, two current members of the Company’s Board are stepping down.  Michael W. Pierce retired from the Board following today’s meeting and Richard F. Sherman will step down following the November 2003 Board meeting.  In the interim, Mr. Sherman will assist with the orientation and transition of the four Directors who have joined the Company’s Board in 2003.  Mr. Pierce and Mr. Sherman will continue to operate Papa John’s restaurants as franchisees and Mr. Sherman remains a consultant to the Company.

“We greatly appreciate the years of Board service and contributions Mike and Rick have given the Company, “ said Schnatter.  “We welcome their continued input as valued members of our franchise family.”

Headquartered in Louisville, Kentucky, Papa John’s International, Inc. operates or franchises nearly 2,800 restaurants in 49 states and 12 international markets.  Papa John’s also franchises more than 140 Perfect Pizza restaurants in the United Kingdom.  For more information about the company, or to order pizza online, visit Papa John’s on the Internet at www.papajohns.com.

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